EXHIBIT 23.03

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this amendment to Registration Statement No. 333-176325 of Glu Mobile Inc. on Form S-3 of our report dated October 12, 2011, relating to the financial statements of Griptonite, Inc. for the years ended December 31, 2010 and 2009 appearing in the Current Report on Form 8-K/A of Glu Mobile Inc. filed with the Securities and Exchange Commission on October 13, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 12, 2011